Exhibit 2a-2


                   AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT

         THIS AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT (this "Amendment No. 2") is made as of the 4th day of October, 2004, by and among Telefonica Moviles, S.A., a corporation organized under the laws of the Kingdom of Spain ("Purchaser"), each of the entities listed on the signature pages hereto (each, a "Seller" and collectively, the "Sellers") and, solely to the extent this Amendment No.2 amends, modifies or affects in any manner Sections 3.1(e), 6.13(b), 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.23, 6.24, 6.25, 6.26, 6.38, 6.40,
8.2 and 8.3 and Articles X, XI or XII of the Stock Purchase Agreement (as defined below), BellSouth Corporation ("Seller Parent"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement.

                             PRELIMINARY STATEMENTS

         WHEREAS, Purchaser, Sellers and Seller Parent (solely for purposes of Sections 3.1(e), 6.13(b), 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.23, 6.24, 6.25,
6.26, 6.38, 6.40, 8.2 and 8.3 and Articles X, XI and XII of the Stock Purchase Agreement) are parties to a Stock Purchase Agreement, dated as of March 5, 2004, as amended by Amendment No.1 to the Stock Purchase Agreement, dated as of July 8, 2004 and this Amendment No. 2 (collectively, the "Stock Purchase Agreement").

         WHEREAS, in accordance with Section 12.2 of the Stock Purchase Agreement, Purchaser, Sellers and Seller Parent desire to amend the Stock Purchase Agreement on the terms and subject to the conditions set forth in this Amendment No. 2 to make certain amendments as set forth herein.

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   AMENDMENTS

         1.1 Amendments to Article I.

         (a) The parties hereto agree that the definition of "Non-Transferred Company Determination Date" in Article I is hereby amended by adding, at the end, after "2005," as follows:

                  "provided further that, if the Outside Closing Date is extended to December 31, 2005 pursuant to Section 9.1(b), then such date shall be extended to December 31, 2005"

         (b) The parties hereto agree that the following definitions contained in Section 1.1 of the Stock Purchase Agreement are hereby amended and restated in their entirety, as follows:

                  "Venezuelan Arbitration Award" shall mean the final, binding and non-appealable decision, decree or order with respect to the Venezuelan Arbitration or a final and binding compromise or settlement of the Venezuelan Arbitration and all claims relating thereto among the parties thereto."

         (c) The parties hereto agree that the following definitions are hereby added to Section 1.1 of the Stock Purchase Agreement, as follows:

                  "Acceptance Notice" shall have the meaning set forth in
         Section 3.4(c)."

                  "Amendment No. 2 to the Agreement" shall mean that certain Amendment No. 2 to this Agreement, dated October 4, 2004, by and among Purchaser, Sellers and, solely to the extent this Amendment No.2 amends, modifies or affects in any manner Sections 3.1(e), 3.1(f), 3.4, 6.13(b), 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.23, 6.24, 6.25, 6.26,
         6.38, 6.40, 8.2 and 8.3 and Articles X, XI or XII of this Agreement, Seller Parent."

                  "Cisneros Employment Compensation Suit" shall mean the lawsuit commenced August 26, 2004 by Oswaldo Cisneros against Telcel in the Venezuelan courts in respect of claims for seniority payments, vacation payment and bonuses, and interest thereon, relating to Telcel's previous employment of Mr. Cisneros by Telcel."

                  "Ecuadorian Acquired Company" shall mean, collectively, (a) any Acquired Company that owns, directly or indirectly, any Acquired Company that operates primarily in Ecuador, and (b) any Acquired Company that operates primarily in Ecuador and any Subsidiaries thereof."

                  "Guatemalan Acquired Company" shall mean, collectively, (a) any Acquired Company that owns, directly or indirectly, any Acquired Company that operates primarily in Guatemala, and (b) any Acquired Company that operates primarily in Guatemala and any Subsidiaries thereof."

                  "Offer Notice" shall have the meaning set forth in Section 3.4(b)."

                  "Offer Period" shall have the meaning set forth in Section 3.4(c)."

                  "Panamanian Acquired Company" shall mean, collectively, (a) any Acquired Company that owns, directly or indirectly, any Acquired Company that operates primarily in Panama, and (b) any Acquired Company that operates primarily in Panama and any Subsidiaries thereof."

                  "ROFO Seller" shall have the meaning set forth in Section 3.4(b)."

                  "ROFO Shares" shall have the meaning set forth in Section 3.4(a)."

                  "Telcel" shall mean Telcel C.A., the Operating Company in Venezuela.

                  "Telcel Shareholders Agreement" shall mean the Amended Telcel Shareholders' Agreement, dated June 23, 1998, among BellSouth Enterprises, Inc., Comtel Comunicaciones Telefonicas, S.A., Vencorp, Capco, Binford Investments Ltd., Telecomunicaciones BBS, C.A., Argenta Finance Ltd., Oswaldo Cisneros and Arnaldo Gonzalez, as amended through the date hereof.

                  "Venezuelan Acquired Company Take-Along Agreement" shall have the meaning set forth in Section 2.1 of Amendment No. 2 to the Stock Purchase Agreement.

                  "Venezuelan Arbitration Share Purchase" shall have the meaning set forth in Section 3.1(f)."

                  "Venezuela Stock Purchase and Reorganization Agreement" shall mean the Stock Purchase and Reorganization Agreement, dated as of June 16, 1998, by and among BellSouth Enterprises, Inc., Comtel Comunicaciones Telefonicas, S.A., Argenta Finance Ltd. and Oswaldo Cisneros."

         1.2 Amendments to Article III.

         (a) Section 3.1(f). The parties hereto agree that Section 3.1(f) of the Stock Purchase Agreement is hereby amended and restated in its entirety as follows

                  "(f) If pursuant to the Venezuelan Arbitration Award any of the Sellers is required or directed to purchase some or all of the Equity Interests in Comtel Comunicaciones Telefonicas, S.A. ("Comtel") and/or Telcel Celular, C.A. ("Telcel" and, together with Comtel, the "Venezuelan Arbitration Entity") held by the Minority Equity Holders in the Venezuelan Arbitration Entity (the "Venezuelan Arbitration Shares"), such Seller or Sellers (or, any of its wholly-owned direct or indirect subsidiaries that that BellSouth may designate) shall so purchase such Venezuelan Arbitration Shares. If at any time or from time to time during the period following the Venezuelan Arbitration Award Date through June 30, 2008, any of the Sellers (or their designee) purchase or otherwise acquire some or all of the Venezuelan Arbitration Shares, whether because they are required or directed to purchase or acquire such Equity Interests pursuant to the Venezuelan Arbitration Award or otherwise acquire any Venezuelan Arbitration Shares, Purchaser shall be required to purchase from Sellers (or BellSouth's Affiliate), and Sellers (or their Affiliate ) shall be required to sell to Purchaser, the Venezuelan Arbitration Shares (the "Venezuelan Arbitration Share Purchase") at a purchase price per share equal to the Sellers Allocated Payment per share in respect of Comtel or Telcel, as the case may be (subject to adjustment for any stock splits, reverse stock splits, recapitalizations or other changes to the capital structure of Comtel and/or Telcel, whether direct or indirect, having a similar result as the foregoing, including, with respect to Comtel, accounting for the value of the shares of Telcel held by Comtel, calculated as of the date of the Closing of the original transfer of any Venezuela Acquired Company pursuant to this Agreement); provided, however, that Purchaser shall be required to purchase the Venezuelan Arbitration Shares subject to any Liens to which such Equity Interests may be subject at the time of their purchase by any of the Sellers from the

         Minority Equity Holder thereof and otherwise in accordance with the Venezuela Stock Purchase and Reorganization Agreement and the Venezuelan Minority Equity Agreements, so long as such Liens are not inconsistent with the representations and warranties set forth in
         Section 4.14 nor Seller's other representations and warranties set forth in Section 4.4(a) of this Agreement and applicable to the Equity Interests assigned and transferred to Purchaser under this Agreement. If the Venezuelan Arbitration Shares are acquired by Seller at any time, including subsequent to the Subsequent Closing in accordance with this Section 3.1(f), and the Venezuelan Arbitration Shares are subject to Liens that are inconsistent with the representations and warranties set forth in Section 4.14 or Seller's other representations and warranties set forth in Section 4.4(a) of this Agreement and applicable to the Equity Interests assigned and transferred to Purchaser pursuant to this Agreement, as if for this purpose such representations and warranties were made at the time of such subsequent transfer of the Venezuelan Arbitration Shares, then (1) Sellers will use their best efforts and take such actions as are necessary to eliminate or reduce such Liens that are, in fact, inconsistent with the foregoing described representations and warranties through June 30, 2008, and Purchaser will reasonably cooperate with such efforts and actions, and
         (2) Purchaser shall be required to purchase from Sellers (or BellSouth's Affiliate), and Sellers (or their Affiliate) shall be required to sell to Purchaser the Venezuelan Arbitration Shares, in accordance with this Section 3.1(f) as soon as practicable after such Liens have been eliminated or reduced by Seller so that are, in fact, consistent with the foregoing described representations and warranties. Notwithstanding the above, at any time through June 30, 2008, Sellers may require Purchaser to purchase, or Purchaser may require Seller to sell, the Venezuelan Arbitration Shares subject to the offending and inconsistent Liens, at the price per share referenced in this
         Section 3.1(f) as it may be fairly and equitably reduced to reflect the value diminution attributable to such offending and inconsistent Liens. Notwithstanding the foregoing, in no event will Purchaser be obligated to purchase from Sellers the Venezuelan Arbitration Shares at any time prior to any Closing (whether the Initial Closing or any Subsequent Closing) to which the Venezuelan Acquired Company is subject; provided, however, that in the event the Venezuelan Arbitration Shares are to be sold to Purchaser concurrently with the Initial Closing or any Subsequent Closing to which the Venezuelan Acquired Company is subject, the sale and purchase of the Venezuelan Arbitration Shares by Sellers to Purchaser shall be subject to the satisfaction or waiver of the conditions to Closing set forth in Article VII as applicable to such Closing, except that if the Venezuelan Arbitration Shares consist of Equity Interests in Comtel, notwithstanding anything to the contrary contained in Article VII, Purchaser shall be required to purchase such Equity Interests at the applicable Closing. The Seller Representative shall notify Purchaser in writing of the Sellers (or their Affiliate's) acquisition of the Venezuelan Arbitration Shares from the Minority Equity Holder thereof within three (3) Business Days of such acquisition, and the Venezuelan Arbitration Share Purchase shall be consummated on the thirtieth (30th) day following the delivery by the Seller Representative of such notice at such location as mutually agreed by the parties (subject to the absence of any Governmental Orders of the type described in Section 7.1(a) or Required Regulatory Approvals of the type described in Section 7.1(b)), unless there has not yet occurred a Closing involving the Venezuelan Acquired Company, in which case the Venezuelan Arbitration Share Purchase shall be consummated concurrently with any Closing (whether the Initial Closing or a Subsequent Closing) that includes the Venezuelan Acquired Company. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, (x) the obligation of each of Purchaser and Sellers to consummate the Venezuelan Arbitration Share Purchase pursuant to this Section 3.1(f) shall terminate on earlier of June 30, 2008, or the date on which Telcel is determined to be a Retained Company in accordance with this Agreement, and (y) in no event will the provisions of this Section 3.1(f) in any manner restrict or limit in any way the rights of the Sellers to appeal, challenge, dispute, contest, make any determination or election or otherwise take any action or position with respect to the Venezuelan Arbitration or the Venezuelan Arbitration Shares or in connection with any proceedings relating thereto prior to the Venezuelan Arbitration Award."

         (b) Section 3.4. The parties hereto agree that a new Section 3.4 shall be added to the Stock Purchase Agreement, as follows:

                  "3.4     Right of First Offer.

                  (a) If any Venezuelan Acquired Company that is owned or held directly or indirectly by Peck Holdings or any successor Holding Company contemplated by Section 7.3(g) is deemed to be a Retained Company under this Agreement, then, such BellSouth Entity, prior to selling or transferring for value (or entering into any binding Contract providing for such sale or transfer) any Equity Interests in any such Venezuelan Acquired Company to a third party unaffiliated with any of the BellSouth Entities, will offer such Equity Interests in relation to any such Venezuelan Acquired Company (the "ROFO Shares") to Purchaser on a right of first offer basis pursuant to this Section 3.4, provided, that such right of first offer obligation and this Section 3.4 will terminate and expire on December 31, 2006.

                  (b) Any BellSouth Entity that proposes to sell or transfer any ROFO Shares (the "ROFO Seller) shall give Purchaser written notice (the "Offer Notice") of its intent to sell such ROFO Shares provided, that if any of the ROFO Shares are included as part of a corporate structure or transaction package include Equity Interests of other Retained Companies that were or are owned by Peck Holdings or any successor Holding Company contemplated by Section 7.3(g), then the Offer Notice, the ROFO Shares and the right of first offer contemplated by this
                  Section 3.4 will refer and apply to such package of such Equity Interests of the Venezuelan Acquired Companies and such other Retained Companies. The Offer Notice shall set forth all material terms and conditions governing the proposed transfer of the ROFO Shares (which terms and conditions may differ from these in this Agreement), including the amount of Equity Interests involved and the purchase price (which will be payable in cash or cash equivalents) applicable to such proposed transfer. In addition, if any BellSouth Entity has entered into any commitment or other Contract with any other person regarding the ROFO Shares and a sale of the ROFO Shares to that person should Purchaser not acquire the ROFO Shares pursuant to this Section 3.4, then the Offer Notice will also identify, on a confidential basis, such other person.

                  (c) Purchaser shall have thirty (30) calendar days from the date on which the Offer Notice was provided to Purchaser (the "Offer Period") to deliver a notice in writing to Sellers unconditionally accepting the offer to purchase the ROFO Shares on the terms set forth in the Offer Notice (the "Acceptance Notice"). Upon delivery of the Acceptance Notice, the ROFO Seller and Purchaser shall consummate as soon as practicable such purchase and sale of the ROFO Shares in accordance with the Offer Notice, subject to customary and reasonable terms and conditions that are consistent with the Offer Notice.

                  (d) If Purchaser has not delivered an Acceptance Notice as of expiration date of the Offer Period, or upon the delivery by Purchaser of a notice in writing rejecting the purchase of the ROFO Shares described in the Offer Notice, the ROFO Seller shall have one hundred and twenty (120) calendar days from the expiration date of the Offer Period to enter into a definitive and binding Contract to sell the ROFO Shares to an unaffiliated third party, for a price and payment terms that are at least as favorable to the ROFO Seller as those set forth in the Offer Notice and otherwise subject to customary terms and conditions that are consistent with transaction of the type proposed and the Offer Notice. If Purchaser has not so delivered an Acceptance Notice, then Purchaser will not interfere with the efforts by the ROFO Seller to offer, enter into Contracts and transfer and sell the ROFO Shares in accordance with this Section 3.4.

                  (e) If the ROFO Seller is unable to enter into a definitive and binding Contract to transfer the ROFO Shares to an unaffiliated third party in accordance with the time period and other provisions specified in Section 3.4(d) above, then, prior to December 31, 2006, the BellSouth Entities will not sell or transfer for value (or enter into a binding Contract providing for such sale or transfer) of ROFO Shares to another Person without complying de novo with the right of first offer set forth in this Section 3.4."

         1.3 Amendment to Article IV Relating to the Venezuelan Acquired Companies. The parties hereto agree that Article IV of the Stock Purchase Agreement is hereby amended to add the following Section 4.14:

                  "4.14. Telcel.

         (a) The Telcel Shareholders Agreement has terminated in accordance with its terms and is of no further force and effect, except with regard to Sections 2.6, 2.10, 3.5, 9.5, 9.7, 9.13 and Article IV thereof as expressly provided in
Article VIII thereof.

         (b) Assuming and upon the closing of Purchaser's purchase from Sellers of the Equity Interests of Telcel pursuant to this Agreement, then:

            (i) There are no Contracts under which the consent of Argenta Finance Ltd. or Oswaldo Cisneros, nor any of their respective Affiliates, is required in order to effect the purchase and sale of Seller's indirect Equity Interests in Telcel to Purchaser pursuant to this Agreement; and

            (ii) Such purchase and acquisition from Sellers does not give rise to any preemptive rights, rights of first refusal, or rights of first offer arising out of any Contract enforceable by either Argenta Finance Ltd. or Oswaldo Cisneros.

Purchaser is aware that Argenta Finance Ltd. and/or Oswaldo Cisneros have a "Tag-Along Right" (which the Take-Along Agreement described in Section 2.1 of this Second Amendment is intended to address), and that any transfer of direct or indirect Equity Interests in Telcel must be made in compliance with applicable Venezuelan law of the Comision Nacional de Valores.

         (c) Upon Purchaser's purchase and acquisition from Sellers of the Equity Interests of Telcel pursuant to its acquisition of Peck Holdings or any successor Holding Company for Telcel as contemplated by Section 7.3(g), at either the Initial Closing or a Subsequent Closing, without giving effect to any subsequent acquisition of Venezuelan Arbitration Shares pursuant to
Section 3.1(f) or Section 3.4, or the waiver of the conditions set forth in
Section 7.2(g) or Section 7.4(b)(ii), and as of the applicable Closing Date:

            (i) Purchaser, by virtue of acquiring, holding and exercising its rights and interests as a holder of such Equity Interests, will be capable of exercising management, financial and operating control over Telcel, in materially the same manner as Sellers prior to the applicable Closing, including appointing, electing and maintaining a majority of the members of the board of directors of Telcel and thereby appointing, approving or removing the officers of Telcel, and

            (ii) Telcel and Purchaser will not be subject to any restriction or limitation in any Contract binding on Telcel and enforceable by Argenta Finance Ltd. or Oswaldo Cisneros, that would restrict or limit the exercise by Purchaser of management, financial or operating control over Telcel in materially the same manner as exercised by Sellers prior to the applicable Closing.

The foregoing is not intended to suggest that the management and operation of Telcel by Purchaser shall be free from any restrictions, as Telcel's business and operations, as well as Purchaser's ability to exercise control over the management, finance and operations of Telcel shall remain subject to its Articles of Incorporation and Bylaws (complete and accurate copies of which have provided to Purchaser), all applicable Venezuelan laws and, except as expressly provided in clause (ii) above with regard to Contracts enforceable by Argenta Finance Ltd. or Oswaldo Cisneros, Contracts with third parties.

         1.4 Amendment to Article VI.

         (a) Section 6.1. The parties hereto agree that Section 6.1 are hereby amended to add, at the end, a new additional sentence, as follows:

                  "Consistent with the foregoing, in the event of any Initial Closing Legal Prohibition or Subsequent Closing Legal Prohibition which delays, restricts or prevents a Closing, then, subject to this Agreement, the parties respectively will use their best efforts to eliminate such Prohibition insofar as it relates to actions or omissions by such party or claims or allegations against such party, provided that the foregoing will not in any manner restrict or limit in any way the rights of Sellers to appeal, challenge, dispute, contest, make any determination or election or otherwise take any action or position with respect to the Venezuelan Arbitration or the Venezuelan Arbitration Shares or in connection with any proceedings relating thereto prior to the Venezuelan Arbitration Award."

         1.5 Amendments and Waivers to Article VII.

         (a) Sections 7.2(a) and 7.4(b)(iii). The parties hereto agree that
Section 7.2(a) and Section 7.4(b)(iii) are each hereby amended to add, immediately following the reference to "4.13" and prior to the word "and," as follows:

                  "and 4.14"

         (b) Section 7.3(g). The parties hereto agree that Section 7.3(g) is hereby amended to add, immediately following the reference to "7.3" and prior to the word "shall," as follows:

                  "(it being understood, for avoidance of doubt, that any Governmental Order that prohibits, restrains, enjoins or restricts the transfer of the Venezuelan Acquired Company contemplated by this Agreement will be deemed, for this purpose, to be a Governmental Order applicable to and prohibition, restraining, enjoining or restricting Peck Holdings or any successor Holding Company, notwithstanding the qualifications or provisions set forth in Section 7.1(a))"

         (c) Section 7.4(c)(vii). The parties hereto agree that Section 7.4(c)(vii) is hereby amended to add, immediately following the reference to "7.4" and prior to the word "shall," as follows::

                  "(it being understood, for avoidance of doubt, that any Governmental Order that prohibits, pertains, enjoins or restricts the transfer of the Venezuelan Acquired Company contemplated by this Agreement will be deemed, for this purpose, to be a Governmental Order applicable to and prohibition, restraining, enjoining or restricting Peck Holdings or any such successor Holding Company, notwithstanding the qualifications or provisions set forth in
                  Section 7.4(a)(i))"

         (d) Waiver of Section 7.2(g) and Section 7.4(b)(ii). In connection with any Closing that includes the Venezuelan Acquired Company, Purchaser hereby irrevocably waives (i) in the event that the Closing of the Venezuelan Acquired Company occurs at the Initial Closing, the closing condition and provisions of
Section 7.2(g) of the Stock Purchase Agreement, and (ii) in the event that the Closing of the Venezuelan Acquired Company occurs at any Subsequent Closing, the closing condition and provisions of Section 7.4(b)(ii) of the Stock Purchase Agreement.

         1.6 Amendment to Article IX. The parties hereto agree that Section 9.1(b) of the Stock Purchase Agreement is hereby amended to add, immediately after the reference to "2005" and prior to the words "("the Outside Date") the following:

                  ", and provided further that if the Initial Closing shall have occurred by December 15, 2004, but the Initial Closing or any Subsequent Closings did not include Peck Holdings or any successor Holding Company contemplated by Section 7.3(g) which includes the Venezuelan Acquired Companies due solely to the imposition of any Initial Closing Legal Prohibition applicable to the Venezuelan Acquired Companies or Subsequent Closing Legal Prohibition applicable to the Venezuelan Acquired Companies or due to the conditions set forth in Sections 7.3(g) or 7.4(c)(vii), then such date shall be extended to December 31, 2005."

         1.7 Amendments to Article X.

         (a) Section 10.1. The parties hereto agree that Section 10.1(b) of the Stock Purchase Agreement is hereby amended to add, immediately after the reference to "Environmental Warranties" and prior to the word "shall" the following:

                  "and the representations and warranties set forth in Section 4.14"

         (b) Section 10.2(a)(i). The parties hereto agree that the first paragraph of Section 10.2(a)(i) is hereby amended to add the following phrase immediately following the words "Additional Representations Certificate" and prior to the phrase "; provided, that," as follows:

                  "(other than any representation or warranty made pursuant to Section 4.14)"

         (c) Section 10.2(a)(x). The parties hereto agree that a new Section 10.2(a)(x) is hereby added to the Stock Purchase Agreement, as follows:

                  "(x) any breach of or any inaccuracy in the representations and warranties contained in Section 4.14, including any breach or inaccuracy in such representations and warranties resulting from Contracts that are determined to be enforceable by or through Argenta Finance Ltd. or Oswaldo Cisneros, irrespective of whether any such breach or inaccuracy occurs or is discovered or any claims in relation thereto arise prior or subsequent to any purchase and sale of the Equity Interests in respect of Venezuelan Acquired Companies under this Agreement, and the indemnification provided pursuant to this Section 10.2(a)(x) shall not be subject to any of the limitations of liability set forth in Section 10.4(a), including neither the applicable Threshold nor the Indemnity Deductible; and"

         (d) Section 10.2(a)(xi). The parties hereto agree that a new Section 10.2(a)(xi) is hereby added to the Stock Purchase Agreement, as follows:

                  "(xi)    the Cisneros Employment Compensation Suit."

         (e) Section 10.4(a)(i). The parties hereto agree that Section 10.4(a)(i) is hereby amended to add the following phrase at the end, immediately following the word "apply," as follows:

                  "and provided further that with respect to any inaccuracy or breach of the representation or warranty set forth in Section 4.14, the limitations set forth in clauses (A) and (B) of this
                  Section 10.4(a)(i) shall not apply."

         (f) Section 10.4(a)(v). The parties hereto agree that the following will be added as Section 10.4(a)(v) to the Stock Purchase Agreement, as follows:

                  "(v) Section 10.2(a)(xi) only if, and only to the extent that, Purchaser and the Purchaser Indemnified Persons shall have incurred or suffered aggregate indemnifiable Losses in excess of the Threshold, in which case the entire amount of such Loss, and not just the amount in excess of the Threshold, will be available as an indemnification claim hereunder, subject to the other provisions of this Agreement, including the Indemnity Deductible."

                                   ARTICLE II

                                OTHER AGREEMENTS

         2.1 Venezuelan Acquired Company Take-Along. The parties hereto hereby acknowledge and agree that they have separately reviewed and agreed as to the form of the Take-Along Agreement relating to the Venezuelan Acquired Company pursuant to the Take-Along Offer under Section 3.2 of the Stock Purchase Agreement (the "Venezuelan Acquired Company Take-Along Agreement"), and further acknowledge and agree that (i) Sellers have delivered a letter dated September 17, 2004 including the Venezuelan Acquired Company Take-Along Agreement, to Argenta Finance Ltd. and Oswaldo Cisneros in accordance with the Venezuela Stock Purchase and Reorganization Agreement, and (ii) if it is determined by BellSouth as a result of discussions between BellSouth and the arbitration panel adjudicating the Venezuelan Arbitration that the deadline for a response by Argenta Finance Ltd. and/or Oswaldo Cisneros under the terms of the Venezuelan Acquired Company Take-Along Agreement should be extended to October 15, 2004, then each of the parties hereto shall take any and all actions necessary, including, without limitation, providing a notice of extension in relation to the Venezuelan Acquired Company Take-Along Agreement, in order to so extend such response deadline.

         2.2 Initial Closing, Peck Holdings and Subsequent Closing.

         (a) Initial Closing. Subject to the parties' compliance with and performance of the Stock Purchase Agreement, the parties hereby waive the condition to closing set forth in Section 8.1(a)(i) and (ii), such that the Initial Closing will, for purposes of this Agreement, consist only of the Ecuadorian Acquired Company, the Guatemalan Acquired Company and the Panamanian Acquired Company. The parties hereto hereby acknowledge and agree to use their commercially reasonable efforts to consummate the transactions contemplated by the Stock Purchase Agreement with respect to the Ecuadorian Acquired Company, the Guatemalan Acquired Company and the Panamanian Acquired Company on or about October 14, 2004 (and a pre-closing therefor, for legal and documentation purposes, about one week prior to such date in anticipation of a Closing on such date), subject to this Amendment No. 2 and the Stock Purchase Agreement and the conditions set forth herein and therein, and further acknowledge and agree that for all purposes under the Stock Purchase Agreement the closing of the sale of the Sellers Equity Interests in the Ecuadorian Acquired Company, the Guatemalan Acquired Company and the Panamanian Acquired Company shall be deemed to be the Initial Closing and each of the Ecuadorian Acquired Company, the Guatemalan Acquired Company and the Panamanian Acquired Company shall be deemed to be an Initial Acquired Company.

         (b) Peck Holdings and Subsequent Closing. Subject to this Amendment
No. 2 and the Stock Purchase Agreement and the conditions set forth herein and therein, the parties hereto hereby further agree to use their commercially reasonable efforts to consummate the Closing of the transactions contemplated in the Stock Purchase Agreement in respect of the Holding Company that is the successor to Peck Holdings and that was formed to hold (i) the Peruvian Acquired Company, (ii) the Uruguayan Acquired Company, (iii) the Colombian Acquired Company, (iv) the Nicaraguan Acquired Company, (v) the Venezuelan Acquired Company, on or about October 28, 2004 (and a pre-closing therefor, for legal and documentation purposes, about one week prior to such date in anticipation of a Closing on such date).

                                  ARTICLE III

                                  MISCELLANEOUS

         3.1 Ratification and Confirmation of the Stock Purchase Agreement; No Other Changes. Except as modified by this Amendment No. 2, the Stock Purchase Agreement is hereby ratified and confirmed in all respects. Nothing herein shall be held to alter, vary or otherwise affect the terms, conditions and provisions of the Stock Purchase Agreement, other than as contemplated herein.

         3.2 Severability. If any provision of this Amendment No.2 shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

         3.3 Applicable Law. This Amendment No. 2 shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

         3.4 Counterparts. This Amendment No. 2 may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be signed, all as of the date first written above.

               TELEFONICA MOVILES, S.A.


               By:    /s/ Manuel Jose Costa Marques  /s/ Antonio Hornedo Muguiro
               Name:  Manuel Jose Costa Marques      /Antonio Hornedo Muguiro
               Title: General Manager of Corporate   /General Counsel
                      Development in Latin America


                                     BELLSOUTH INTERNATIONAL, INC.


                                     By: /s/ Jeffrey A. Dickerson
                                     Name:  Jeffrey A. Dickerson
                                     Title: Authorized Signatory


                                     BELLSOUTH ENTERPRISES, INC.


                                     By: /s/ Jeffrey A. Dickerson
                                     Name:  Jeffrey A. Dickerson
                                     Title: Authorized Signatory


                                     BELLSOUTH INTERNATIONAL LATIN AMERICA, INC.


                                     By: /s/ Jeffrey A. Dickerson
                                     Name:  Jeffrey A. Dickerson
                                     Title: Authorized Signatory


                                     BELLSOUTH ARGENTINA HOLDINGS, LLC


                                     By: /s/ Jeffrey A. Dickerson
                                     Name:  Jeffrey A. Dickerson
                                     Title: Authorized Signatory

                                     BELLSOUTH CHILE, INC.


                                     By: /s/ Jeffrey A. Dickerson
                                     Name:  Jeffrey A. Dickerson
                                     Title: Authorized Signatory


                                     BELLSOUTH CHILE HOLDINGS, INC.


                                     By: /s/ Jeffrey A. Dickerson
                                     Name:  Jeffrey A. Dickerson
                                     Title: Authorized Signatory


                                     BELLSOUTH CORPORATION,
                                     To the extent that this
                                     Amendment No.1 amends,
                                     modifies or affects in any
                                     manner the Sections and
                                     Articles of the Stock
                                     Purchase Agreement
                                     identified in the Preamble
                                     only


                                     By: /s/ Jeffrey A. Dickerson
                                     Name:  Jeffrey A. Dickerson
                                     Title: Authorized Signatory